Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	Brian Alford	Matt Beasley
	(405) 553-6984	(405) 558-4600

ENABLE MIDSTREAM REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS

•	Second quarter 2015 processed volumes increased 19 percent compared to second quarter 2014

•	Second quarter 2015 crude oil gathered volumes increased to 9 thousand barrels per day (MBbl/d), an increase of over 7 MBbl/d compared to second quarter 2014

•
Announcing the Wildhorse Plant, a new 200 million cubic feet per day (MMcf/d) natural gas processing facility to support significant volume growth from the South Central Oklahoma Oil Province (SCOOP) and other plays in the Anadarko Basin

•	Announcing an Enable Gas Transmission (EGT) system expansion after receiving shipper commitments from an EGT open season

•	Announced a quarterly distribution increase to $0.316 per unit

OKLAHOMA CITY (August 5, 2015) — Enable Midstream Partners, LP (NYSE: ENBL) today announced financial results for second quarter 2015. Net income attributable to the partnership was $77 million for second quarter 2015, a decrease of $43 million, or 36 percent, compared to $120 million for second quarter 2014.

Adjusted EBITDA for second quarter 2015 was $197 million, a decrease of $14 million, or 7 percent, compared to $211 million for second quarter 2014.

Distributable cash flow (DCF) for second quarter 2015 was $135 million, a decrease of $24 million, or 15 percent, compared to $159 million for second quarter 2014.

The decrease in net income attributable to the partnership, adjusted EBITDA and DCF is primarily a result of lower gross margin due to lower commodity prices.

MANAGEMENT PERSPECTIVE

“Enable Midstream remains focused on growing distributions to our unitholders through sustained business growth, superior customer service, operational excellence and cost discipline,” said Enable Midstream President and CEO Pete Delaney. “Today we are reaffirming our 2015 distribution growth guidance and announcing guidance for continued distribution growth through 2017.”

“In addition, we continue to invest in natural gas midstream infrastructure to support our customers. Today we announced the planned construction of the Wildhorse Plant, a 200 million cubic feet per day (MMcf/d) natural gas processing facility in Garvin County, Oklahoma, that supports continued volume growth from producers in the South Central Oklahoma Oil Province (SCOOP) and other plays in the Anadarko Basin. We are also announcing today an expansion on our Enable Gas Transmission (EGT) interstate pipeline after receiving shipper commitments from an open season announced earlier this year.”

PARTNERSHIP INCREASES QUARTERLY DISTRIBUTION

As previously announced by Enable Midstream, on July 22, 2015, the board of directors of the partnership’s general partner declared a quarterly cash distribution of $0.316 per unit on all outstanding common and subordinated units for the quarter ended June 30, 2015. The distribution represents an increase of approximately 1.1 percent over the prior quarter distribution and will be paid August 13, 2015, to unitholders of record at the close of business on August 3, 2015.

BUSINESS HIGHLIGHTS

In the Gathering and Processing segment, production volumes in the Anadarko basin continue to grow as a result of strong producer activity and results in a number of different plays, including the SCOOP, STACK and Cana Woodford plays. In the SCOOP area, gathered volumes have grown to approximately 500 MMcf/d and Continental Resources recently reported that its Poteet project in the SCOOP produced at a peak production rate of almost 150 MMcf/d. Producers continue to allocate drilling capital in the Anadarko basin, and energy consulting firm Wood Mackenzie has estimated producers will invest over $62 billion in the SCOOP, STACK and Cana Woodford plays through 2025.

To support this increased production, the partnership announced today its board of directors approved the construction of the Wildhorse plant, a new 200 MMcf/d natural gas processing facility that will be located in Garvin County, Oklahoma. Enable will invest approximately $200 million for the project, including plant equipment, associated compression, and installation costs and anticipates the project will be in service during the first quarter of 2017. A previously announced 200 MMcf/d plant located in Grady County, Oklahoma, is still expected to be in service during the first quarter of 2016. During the second quarter, the partnership also added 35,880 horsepower of compression in the SCOOP, bringing total compression horsepower in that area to approximately 174,000.

In the Bakken, crude gathering volumes continue to increase as additional wells are connected with recent peak volumes on Enable’s Bear Den system exceeding 16 MBbl/d. Enable Midstream also continues to develop its condensate stabilization assets. At the Waskom plant in the Ark-La-Tex basin, Enable Midstream expanded its tank storage by acquiring a terminal during the second quarter. Enable also plans to commission new stabilizer capacity in the Ark-La-Tex basin in the third quarter of 2015 and increase SCOOP condensate stabilization capacity by 15 MBbl/d.

In the Transportation and Storage segment, Enable continues to provide solutions for growing production volumes from adjacent supply basins. Enable announced today that the partnership is moving forward with an expansion of the Enable Gas Transmission (EGT) interstate pipeline system after receiving shipper commitments from an open season conducted earlier this year. Together with existing EGT system capacity, the EGT expansion capacity will fill a transportation need for natural gas delivery to pipeline interconnections in the Bennington, Oklahoma, area and the Perryville Hub. In addition, Enable’s Bradley Lateral, an EGT lateral serving growing Oklahoma production, is still expected to be completed in the fourth quarter of 2015.

Enable is also focused on increasing market outlets on its systems and enhancing services for its existing customers as lower natural gas prices continue to drive demand for natural gas transportation infrastructure. Enable was awarded several transportation contracts by industrial and utility customers during the second quarter of 2015 and Enable is currently responding to requests for proposals for additional end user projects developing around Enable’s transportation and storage assets. To meet the evolving needs of its power generation customers, EGT implemented an updated Enhanced Firm Transportation Service (EFT) on July 1, 2015. The updated service was designed to address power generators’ needs in today’s dispatch environment for increased flexibility for ramp-up and hourly changes.

During the second quarter of 2015, Enable acquired CenterPoint Energy, Inc.’s remaining 0.1% ownership of Southeast Supply Header (SESH) and now holds a 50% interest in the pipeline which provides Southeast markets access to reliable onshore supply.

The partnership targets fee-based contracts on a firm basis, when possible. For the third and fourth quarters of 2015, the partnership anticipates approximately 93 percent of gross margin will be either fee-based or hedged. Over the same period, the partnership anticipates that a 10 percent increase or decrease in the price of natural gas and ethane from forecasted levels would result in an increase or decrease of approximately $4 million in Adjusted EBITDA while a 10 percent increase or decrease in the price of NGLs (excluding ethane) and condensate from forecasted levels would result in an increase or decrease of approximately $2 million in Adjusted EBITDA. For 2016, the partnership anticipates approximately 83 percent of gross margin will be either fee-based or hedged.

KEY OPERATING STATISTICS

Natural gas gathered volumes were 3.19 trillion British thermal units per day (TBtu/d) for second quarter 2015, a decrease of 6 percent compared to 3.41 TBtu/d for second quarter 2014. The decrease was due primarily to lower gathered volumes in the Ark-La-Tex and Arkoma basins, partially offset by higher gathered volumes in the Anadarko basin reflecting increased production from the liquids-rich SCOOP play. Much of the decrease in the Ark-La-Tex and Arkoma basins is expected to be offset by payments under minimum volume commitment contracts.

Natural gas processed volumes were 1.84 TBtu/d for second quarter 2015, an increase of 19 percent compared to 1.55 TBtu/d for second quarter 2014. The increase was primarily related to processed volume growth in the Anadarko basin, including growth from the SCOOP play.

Gross NGL production was 74.19 MBbl/d for second quarter 2015, an increase of 7 percent compared to 69.47 MBbl/d for second quarter 2014. The increase was primarily related to increased rich gas production growth in the Anadarko basin.

Crude oil gathered volumes were 9.00 MBbl/d for second quarter 2015, an increase of 7.41 MBbl/d compared to second quarter 2014. The increase was driven by the continued connection of new wells to the partnership’s crude gathering systems.

Interstate transportation firm contracted capacity was 7.22 billion cubic feet per day (Bcf/d) for second quarter 2015, a decrease of 5 percent compared to 7.63 Bcf/d for second quarter 2014. The decrease was primarily related to contract expirations on the EGT interstate pipeline.

Intrastate transportation average deliveries were 1.83 TBtu/d for second quarter 2015, an increase of 12 percent compared to 1.63 TBtu/d for second quarter 2014. The increase was primarily related to intrastate transportation demand associated with the increased processed gas volumes in the Anadarko basin.

SECOND QUARTER FINANCIAL PERFORMANCE

Gross margin was $313 million for second quarter 2015, a decrease of $36 million compared to $349 million for second quarter 2014.

Gathering and processing gross margin was $181 million for second quarter 2015, a decrease of $22 million compared to $203 million for second quarter 2014. The decrease in gathering and processing gross margin was primarily related to lower average natural gas and NGL prices partially offset by higher processed volumes in the Anadarko and Ark-La-Tex basins.

Transportation and storage gross margin was $133 million for second quarter 2015, a decrease of $13 million compared to $146 million for second quarter 2014. The decrease in transportation and storage gross margin was primarily a result of a decrease in unrealized gains on natural gas derivatives and a decrease in liquid sales related to the NGLs collected under contractual arrangements due to lower NGL prices.

Operation and maintenance expense was $131 million for second quarter 2015, an increase of $2 million compared to $129 million for second quarter 2014. The increase was primarily due to an increase in operating expenses to support new assets and payroll costs associated with severance charges related to workforce reductions.

Depreciation and amortization expense was $76 million for second quarter 2015, an increase of $7 million compared to $69 million for second quarter 2014. The increase was primarily due to additional assets placed into service.

Taxes other than income taxes were $13 million for second quarter 2015, remaining flat compared to $13 million for second quarter 2014.

Interest expense was $23 million for second quarter 2015, an increase of $7 million compared to $16 million for second quarter 2014. The increase was primarily due to higher interest rates associated with the $1.65 billion of senior notes issued in May 2014 compared to the interest rates associated with the $1.3 billion in term loan facilities these notes were used to repay.

Capital expenditures were $297 million for second quarter 2015, compared to $189 million for second quarter 2014. Expansion capital expenditures were $264 million for second quarter 2015, compared to $156 million for second quarter 2014. Second quarter 2015 expansion capital expenditures include the $80 million acquisition of natural gas gathering assets from Monarch Natural Gas, LLC. Maintenance capital expenditures were $33 million for second quarter 2015, remaining flat compared to $33 million for second quarter 2014.

OUTLOOK

The partnership’s outlook for its volumes, distributable cash flow and per-unit distributions are displayed in the table below:

$ in millions, except volume numbers	2015 Outlook	2016 Outlook	2017 Outlook
Natural Gas Gathered Volumes (TBtu/d)	3.2 - 3.4	3.4 - 3.8
Natural Gas Processed Volumes (TBtu/d)	1.7 - 1.9	2.1 - 2.4
Crude Oil - Gathered Volumes (MBbl/d)	8.0 - 12.0	18.0 - 22.0
Adjusted EBITDA	$800 - $840	$850 - $930	$900 - $1,050
Adjusted Interest Expense, net	$100 - $110	$120 - $130
Maintenance Capital	$140 - $160	$140 - $160
Distributable Cash Flow	$540 - $590	$590 - $650
Per-unit Distribution Growth[1]	3% - 7%
Coverage Ratio	1.00x or greater

1.	For 2015, distribution growth is calculated as the growth rate from Enable's $0.30875 fourth quarter 2014 distribution to
Enable's projected fourth quarter 2015 distribution

Outlook centered on the following price assumptions:

	2015 Outlook	2016 Outlook	2017 Outlook
Natural Gas - Henry Hub ($/MMBtu)	$2.80 - $3.00	$3.00 - $3.50	$3.15 - $3.65
Mont Belvieu, Texas ($/gal)	$0.41 - $0.45	$0.45 - $0.50	$0.48 - $0.53
Conway, Kansas ($/gal)	$0.40 - $0.44	$0.43 - $0.48	$0.45 - $0.50
Crude Oil - WTI ($/Bbl)	$52.00 - $56.00	$55.00 - $65.00	$60.00 - $70.00
*NGL composite based on assumed composition of 45%, 30%, 10%, 5%, and 10% for ethane, propane, normal butane, isobutane and natural gasoline, respectively

The partnership’s outlook for expansion capital expenditures are displayed in the table below:

$ in millions	2015 Outlook	2016 Outlook	2017 Outlook
Contracted Expansion[1]	$700 - $900	$700 - $900	$200 - $500
Acquisitions	$80	N/A	N/A
Identified Opportunities[2]	$0 - $100	$300 - $500	$400 - $600
Total	$780 - $1,080	$1,000 - $1,400	$600 - $1,100

1.	Contracted Expansion includes gathering, compression and processing infrastructure to support projected volume growth from current contracts and acreage dedications, including infrastructure in the SCOOP, Bakken and Greater Granite
Wash plays

2.	Identified Opportunities include transportation and G&P projects in late-stage negotiation, such as:

•	Additional Bakken crude gathering expansions

•	Anadarko gas gathering and processing expansions

•	New end-user transportation service and market access pipeline opportunities

•	NGL transportation infrastructure

EARNINGS CONFERENCE CALL AND WEBCAST

A conference call discussing second quarter results is scheduled today at 10:00 a.m. Eastern. The dial-in number to access the conference call is 888-632-3383 and the conference call ID is ENBLQ215. Investors may also listen to the call via the partnership’s website at http://investors.enablemidstream.com/. Replays of the conference call will be available on the partnership’s website.

ABOUT ENABLE MIDSTREAM PARTNERS

The partnership owns, operates and develops strategically located natural gas and crude oil infrastructure assets. The partnership’s assets include approximately 12,300 miles of gathering pipelines, 13 major processing plants with approximately 2.3 billion cubic feet per day of processing capacity, approximately 7,900 miles of interstate pipelines (including Southeast Supply Header, LLC of which the partnership owns 50 percent), approximately 2,200 miles of intrastate pipelines and eight storage facilities comprising 87.5 billion cubic feet of storage capacity. For more information visit EnableMidstream.com.

NON-GAAP FINANCIAL MEASURES

The partnership has included the non-GAAP financial measures gross margin, Adjusted EBITDA and distributable cash flow in this press release based on information in its financial statements.

Gross margin, Adjusted EBITDA and distributable cash flow are supplemental financial measures that management and external users of the partnership’s financial statements, such as industry analysts, investors, lenders and rating agencies may use, to assess:

•	The partnership’s operating performance as compared to those of other publicly traded partnerships in the midstream energy industry, without regard to capital structure or historical cost basis;

•	The ability of the partnership’s assets to generate sufficient cash flow to make distributions to its partners;

•	The partnership’s ability to incur and service debt and fund capital expenditures; and

•	The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

This press release includes a reconciliation of gross margin to revenues, Adjusted EBITDA and distributable cash flow to net income attributable to controlling interest, and Adjusted EBITDA to net cash provided by operating activities, the most directly comparable GAAP financial measures, on a historical basis, as applicable, for each of the periods indicated. The partnership believes that the presentation of gross margin, Adjusted EBITDA and distributable cash flow provides information useful to investors in assessing its financial condition and results of operations. Gross margin, Adjusted EBITDA and distributable cash flow should not be considered as alternatives to net income, operating income, revenue, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. Gross margin, Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP measures. Additionally, because gross margin, Adjusted EBITDA and distributable cash flow may be defined differently by other companies in the partnership’s industry, its definitions of gross margin, Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the securities laws. All statements, other than statements of historical fact, regarding the partnership’s strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. These statements often include the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast” and similar expressions and are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on the partnership’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. The partnership assumes no obligation to and does not intend to update any forward-looking statements included herein. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included in our SEC filings. The partnership cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the ownership, operation and development of natural gas and crude oil infrastructure assets. These risks include, but are not limited to, contract renewal risk, commodity price risk, environmental risks, operating risks, regulatory changes and the other risks described under “Risk Factors” in our SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the partnership’s actual results and plans could differ materially from those expressed in any forward-looking statements.

# # #

Enable Midstream Partners, LP
Condensed Consolidated Statements of Income
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(In millions)
Revenues	$590	$827	$1,206	$1,829
Cost of Goods Sold, excluding depreciation and amortization	277	478	569	1,111
Operating Expenses:
Operation and maintenance	131	129	261	255
Depreciation and amortization	76	69	149	136
Taxes other than income taxes	13	13	30	27
Total Operating Expenses	220	211	440	418
Operating Income	93	138	197	300
Other Income (Expense):
Interest expense	(23)	(16)	(43)	(30)
Equity in earnings of equity method affiliates	7	4	14	7
Other, net	1	(5)	2	(5)
Total Other Income (Expense)	(15)	(17)	(27)	(28)
Income Before Income Taxes	78	121	170	272
Income tax expense	1	—	2	1
Net Income	$77	$121	$168	$271
Less: Net income attributable to noncontrolling interest	—	1	—	2
Net Income attributable to Enable Midstream Partners, LP	$77	$120	$168	$269

Enable Midstream Partners, LP
Non-GAAP Financial Measures

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(In millions)
Reconciliation of Gross Margin to Revenue:
Revenues	$590	$827	$1,206	$1,829
Cost of goods sold, excluding depreciation and amortization	277	478	569	1,111
Gross margin	$313	$349	$637	$718

Reconciliation of Adjusted EBITDA and distributable cash flow to net income attributable to controlling interest:
Net income attributable to Enable Midstream Partners, LP	$77	$120	$168	$269
Add:
Depreciation and amortization expense	76	69	149	136
Interest expense, net of interest income	23	16	43	30
Income tax expense	1	—	2	1
EBITDA	$177	$205	$362	$436
Add:
Loss on extinguishment of debt	—	4	—	4
Distributions from equity method affiliates	15	4	27	6
Other non-cash losses	12	2	26	—
Less:
Equity in earnings of equity method affiliates	(7)	(4)	(14)	(7)
Adjusted EBITDA	$197	$211	$401	$439
Less:
Adjusted interest expense, net (1)	(28)	(19)	(50)	(37)
Maintenance capital expenditures	(33)	(33)	(72)	(60)
Current income taxes	$(1)	$—	$(1)	$—
Distributable cash flow	$135	$159	$278	$342
____________________

(1)
Adjusted interest expense, net excludes the effect of the amortization of the premium on Enable Oklahoma’s fixed rate senior notes. This exclusion is the primary reason for the difference between “Interest expense, net” and “Adjusted interest expense, net.”

Enable Midstream Partners, LP
Non-GAAP Financial Measures (continued)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(In millions)
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$96	$186	$284	$292
Interest expense, net of interest income	23	16	43	30
Net income attributable to noncontrolling interest	—	(1)	—	(2)
Income tax expense	1	—	2	1
Deferred income tax (expense) benefit	(1)	2	(1)	1
Equity in earnings of equity method affiliates (net of distributions)	(8)	—	(13)	1
Other non-cash items	3	(10)	1	(6)
Changes in operating working capital which (provided) used cash:
Accounts receivable	(2)	(20)	(2)	31
Accounts payable	61	40	70	101
Other, including changes in noncurrent assets and liabilities	4	(8)	(22)	(13)
EBITDA	$177	$205	$362	$436
Add:
Loss on extinguishment of debt	—	4	—	4
Distributions from equity method affiliates	15	4	27	6
Other non-cash losses	12	2	26	—
Less:
Equity in earnings of equity method affiliates	(7)	(4)	(14)	(7)
Adjusted EBITDA	$197	$211	$401	$439

Enable Midstream Partners, LP
Operating Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating Data:
Gathered volumes—TBtu	291	312	577	607
Gathered volumes—TBtu/d	3.19	3.41	3.19	3.35
Natural gas processed volumes—TBtu	167	141	318	272
Natural gas processed volumes—TBtu/d	1.84	1.55	1.76	1.50
NGLs produced—MBbl/d(1)	74.19	69.47	69.56	67.39
NGLs sold—MBbl/d(1)(2)	75.91	73.75	71.68	69.98
Condensate sold—MBbl/d	5.43	4.28	5.70	4.71
Crude Oil - Gathered volumes—MBbl/d	9.00	1.59	7.87	1.30
Transported volumes—TBtu	456	456	970	955
Transportation volumes—TBtu/d	4.97	4.97	5.34	5.26
Interstate firm contracted capacity—Bcf/d	7.22	7.63	7.52	7.83
Intrastate average deliveries—TBtu/d	1.83	1.63	1.83	1.60
____________________

(1)	Excludes Condensate.

(2)	NGLs sold includes volumes of NGLs withdrawn from inventory or purchased for system balancing purposes.